Exhibit 10.41

RESIGNATION AND RELEASE AGREEMENT

THIS AGREEMENT is made as of February 2, 2004, between WISCONSIN ENERGY CORPORATION (the "Company") and JAMES DONNELLY (the "Executive").

WHEREAS, the Executive is currently employed as President and Chief Executive Officer of WICOR Industries, Inc. ("WICOR"), a subsidiary of the Company, and

WHEREAS, the Company and the Executive have had discussions regarding the possible resignation by the Executive and the terms and conditions that would be applicable, and

WHEREAS, the parties wish to enter into this Agreement to finalize all such terms and conditions;

NOW, THEREFORE, in consideration of the Executive's past service and of the mutual promises herein made and other good and valuable consideration, the parties agree as follows:

1.     Resignation. The Executive hereby agrees to resign from all officer and director positions with the Company and its subsidiaries, and to retire as an employee of WICOR, effective as of May 1, 2004 (the "Resignation Date"). The Company agrees to accept such resignation. The Executive shall continue to receive his current base salary and all qualified and nonqualified pension and welfare benefits to which he is entitled as a full-time executive employee of the Company until the Resignation Date, as well as payment of his 2003 incentive at such time as other named executive officers receive payment of their 2003 incentives. In addition, within ten days of the Resignation Date, the Executive will be paid all accrued but untaken vacation days in a lump sum. The parties agree that the Company may scale back the Executive's duties or terminate his employment at any time from the date hereof to the Resignation Date, but that any such reduction in duties or termination will not affect the amounts owed to Executive under this paragraph or the remainder of this Agreement.

2.     Special Severance Benefit. In lieu of any other benefits under the Wisconsin Energy Corporation Special Executive Severance Policy (the "SESP") or under any other severance plan or program of the Company or its affiliates, the Company shall pay Executive a special lump sum severance benefit equal to the amount calculated under Section 4.3(b) of the SESP treating the Resignation Date as the Date of Termination (the "Special Severance Benefit"), less applicable withholding. The Executive specifically waives and releases any claims under the SESP or any other severance plan or program of the Company or any of its affiliates. The Special Severance Benefit shall not be taken into account under any other pension, savings or welfare benefit plan that bases benefits on compensation. The Special Severance Benefit will be paid to the Executive within ten (10) days after the Resignation Date, provided the Executive has not revoked this Agreement as provided in paragraph 9(d).

3.     Special Benefits Continuation. The Company agrees to provide the Executive and his family for a period of 3 years after the Resignation Date with medical, dental and death benefits on the same basis as if the Executive's employment had not terminated on such date, and subject to all of the terms applicable to active employees from time to time, including the making of any required contributions; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and dental benefits described herein shall be secondary to those provided under such other plan during such 3-year period. The death benefits referenced herein shall be those set forth in the Company's Death Benefit Only Plan (the "DBO Plan"). The Executive will be treated as a Participant, as defined in the DBO Plan, will be treated as having Retired, as defined in the DBO Plan, and the Benefit Factor under the DBO Plan will be 300% for the 3 years after the Resignation Date.

4.     Other Benefits. In addition, the Executive shall have the following benefits:

(a)     the stock options currently held by the Executive will be subject to the terms provided in the applicable award agreements, provided that solely for purposes of such award agreements, the Resignation Date shall be treated as the date of the involuntary termination of the Executive by the Company, without any cause; and

(b)     the Company shall cause the restricted stock award granted to Executive on February 7, 2001 to become fully vested as of the Resignation Date.

5.     Pension and Welfare Benefit Plans. The Executive shall be entitled to such rights on the Resignation Date as are provided for terminating employees on that date pursuant to the terms of the pension and welfare benefit plans of the Company and its affiliates which apply to the Executive. For purposes of the Wisconsin Gas Company Medical Premium Account Plan, the Executive's termination of employment/retirement date shall be the Resignation Date. Following the special benefits continuation period described in paragraph 3, the Executive and his spouse shall be eligible for coverage under the Company's retiree medical and dental program as in effect from time to time. In accordance with the terms of the Company's retiree medical and dental program, the Company has reserved the right to amend, modify or terminate the plan at any time. In addition, following the special benefits continuation period described in paragraph 3, the Executive will remain a Participant in the DBO Plan and the applicable Benefit Factor will be 100%.

6.     Confidentiality/Non-Disclosure.

(a)     The Executive agrees not to disclose to any party (except as may be required by applicable law) any confidential information regarding the Company, its subsidiaries and affiliates (the "WEC Group"). For purposes of this paragraph 6, "confidential information" means any information not generally known in the industry which was obtained from the WEC Group including, but not limited to, such information with respect to any customer or supplier of the WEC Group, existing or contemplated products or services or business plans. Confidential information does not include any information that becomes publicly known other than as a result of acts of the Executive in violation of this Agreement.

(b)     The Executive agrees to not to disclose to any party any trade secrets of the WEC Group.

7.     Re-Employment. The Executive further agrees that he will not apply for or seek employment with the Company or its subsidiaries or affiliates after the Resignation Date. The Company agrees that when a prospective employer of the Executive contacts the Company, the Company will only provide the Executive's commencement date, titles, job description, resignation date and other factual matters.

8.     Release. In consideration of the Company's promise to pay the Special Severance Benefit to the Executive, and subject only to the performance by the Company of its promises in this Agreement, the Executive hereby releases the Company, its subsidiaries and affiliates, and their officers, directors, employees, agents, predecessors and successors from any and all claims that the Executive might have arising out of his employment and the termination thereof arising prior to the time the Executive signs this Agreement, with the exception of (a) Executive's rights to receive vested benefits to which the Executive is entitled after the Resignation Date under any qualified or nonqualified employee benefits plans and arrangements of the Company, (b) claims for indemnification as provided under applicable law, any applicable insurance policies (e.g., directors and officers insurance), the Articles of Incorporation or By-Laws of the Company, or any applicable policy statements or indemnification agreements with the Company, and (c) obligations owed to the Executive under this Agreement. The claims that are being released include, but are not limited to, claims under the SESP or any other severance pay plan or program, claims for wrongful discharge, breach of contract, harassment, unlawful terms and conditions of employment, retaliation, defamation, invasion of privacy, discrimination (including, but not limited to, discrimination on the basis of age under the Age Discrimination in Employment Act and state and local law), the Sarbanes-Oxley Act of 2002 and any other claims that might be brought under any federal, state or local law or regulation that regulates the employment relationship or employee benefits, whether such claims are known or unknown to the Executive at the time the Executive signs this Agreement. The Company, its subsidiaries and affiliates, and their officers, directors, employees, agents, predecessors and successors hereby release the Executive from any and all claims that they might have arising out of or relating to acts or omissions by the Executive prior to the time the Company signs this Agreement, excepting only any claims arising out of intentionally wrongful illegal conduct by the Executive.

9.     Acknowledgments. Each party acknowledges entering into this Agreement knowingly, freely and voluntarily. The Executive acknowledges that:

(a)     he has been and is hereby advised by the Company to consult with legal counsel before signing this Agreement;

(b)     he has 21 days from the date of his receipt of this Agreement within which to consider it;

(c)     he understands that this Agreement includes a final general release of the Company, its subsidiaries and affiliates, and their officers, directors, employees, agents, predecessors and successors, for any and all matters up to the date that this Agreement is signed; and

(d)     he may, within 7 calendar days following the date of his execution of this Agreement, revoke this Agreement by giving written notice of his intent to revoke to Richard A. Abdoo, Wisconsin Energy Corporation. This Agreement shall not become effective or enforceable until this 7-day revocation period has expired. TIME IS OF THE ESSENCE WITH REGARD TO THIS PARAGRAPH.

10.     Representation. Each party represents and acknowledges that in executing this Agreement, such party has not relied upon any representation or statement not set forth herein made by the other party or any of the other party's agents, representatives or employees with regard to the subject matter, basis or effect of this Agreement. The Company represents and warrants that it has obtained all consents, approvals and authorizations required to execute, deliver and perform this Agreement, that they are in full force and effect as of the date hereof, and that this Agreement is a valid, binding and enforceable obligation of the Company in accordance with its terms.

11.     Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair the validity or enforceability of any other provision and this Agreement shall be construed as if such invalid or unenforceable provision were not contained herein.

12.     Entire Agreement; Governing Law. This Agreement sets forth the entire agreement between the parties hereto and completely supersedes any prior agreements or understandings between the parties. It may be amended only by an agreement in writing signed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to its conflict of laws provisions.

13.     Executive's Death. If the Executive should die prior to the occurrence of the Resignation Date or prior to the payment of any amounts owing to Executive hereunder, all amounts and benefits that would otherwise be owing to the Executive under Paragraphs 1 through 5 of this Agreement, assuming the Resignation Date occurred, shall instead be paid or provided to the Executive's spouse if she should survive him, and if not, to the Executive's estate.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the dates set forth below opposite their names.

/s/ James Donnelly JAMES DONNELLY	February 2, 2004 Date
WISCONSIN ENERGY CORPORATION By:/s/ Richard A. Abdoo Title: Chairman and CEO	February 2, 2004 Date